UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 11-K

(Mark One)

[ X ] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from __________ to __________

Commission File No. 0-27404

  Full title of the plan and the address of the plan, if different from that of the issuer named below:

  Capital Accumulation Plan for
  Employees of PFF Bank & Trust
  Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

PFF Bancorp, Inc.
350 South Garey Avenue
Pomona, California 91766

PLAN FOR
EMPLOYEES OF PFF BANK & TRUST

Financial Statements and Supplemental Schedule

December 31, 2001 and 2000

(With Independent Auditors' Report Thereon)

CAPITAL ACCUMULATION PLAN FOR
EMPLOYEES OF PFF BANK & TRUST

Independent Auditors' Report

The Plan Administrator
Capital Accumulation Plan
for Employees of PFF Bank & Trust:

We have audited the accompanying statements of net assets available for benefits of the Capital Accumulation Plan for Employees of PFF Bank & Trust (the Plan) as of December 31, 2001 and 2000 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2001 and 2000 and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

KPMG LLP

Orange County, California
June 4, 2002

CAPITAL ACCUMULATION PLAN FOR
EMPLOYEES OF PFF BANK & TRUST

Statements of Net Assets Available for Benefits

December 31, 2001 and 2000
	2001	2000
Investments
Cash and cash equivalents	$ 38,050	15,240
Mutual Funds	12,109,525	10,896,092
Common Stock	5,073,460	4,706,436
Loans to participants	576,403	542,292
Total investments at fair value	17,797,438	16,160,060
Receivables - employer contribution	463,535	361,095
Net assets available for plan benefits	$ 18,260,973	16,521,155

See accompanying notes to financial statements.

CAPITAL ACCUMULATION PLAN FOR
EMPLOYEES OF PFF BANK & TRUST

Statements of Changes in Net Assets Available for Benefits

Years ended December 31, 2001 and 2000
	2001	2000
Contributions:
Employer (note 1)	$ 463,535	361,095
Participants	973,230	965,953
	1,436,765	1,327,048

Investment Income:
Interest and dividends earned on investments	457,611	361,879
Realized and unrealized gains (losses), net	490,673	(601,774)
	948,284	(239,895)
Total additions	2,385,049	1,087,153

Deductions from net assets attributed to:
Benefits paid to participants	643,271	1,347,903
Loan fees (note 1)	1,960	1,550
Total deductions	645,231	1,349,453
Increase (decrease) in net assets available for benefits	1,739,818	(262,300)
Net assets available for benefits:
Beginning of year	16,521,155	16,783,455
End of year	$ 18,260,973	16,521,155

See accompanying notes to financial statements.

(1) Description of Plan

The following description of the Capital Accumulation Plan for Employees of PFF Bank & Trust (the Plan), provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

(a) General

The Plan is a defined contribution plan covering all eligible employees of PFF Bank & Trust and its subsidiaries (the Bank or Plan Sponsor). Employees become eligible for participation in the Plan upon 6 months of employment. Participants must complete 501 hours of service to share in the employer's matching contribution. In order to become a participant, each eligible employee authorizes contributions by filing a 401(k) enrollment/change of status election. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

In January 1999, the Bank amended and restated the Plan by adopting a nonstandardized Code 401(k) profit sharing plan which named PFF Bank and Trust, Trust and Investment Services Division as trustee.

(b) Contributions

No contribution is required by the Bank; however, at the discretion of its board of directors, the Bank may contribute out of its income and/or accumulated earned surplus an amount equal to a specified percentage of the tax-deferred contribution of the participants or a profit sharing contribution with the amount to be determined by the board of directors. From inception of the Plan through July 3, 1997 the maximum annual participant contribution was 15% of the participant's annual salary, as defined within the Plan. Beginning July 4, 1997 and thereafter, to avoid violating IRS regulations, the maximum annual contribution is 8%, 7%, and 5% for "nonhighly compensated" employees, "highly compensated" employees, and "executives," respectively. For 2001 and 2000, the Bank chose to match the participants' contributions at a rate of 100% of the first 1% and 50% of the next 6% of contributions. For "highly compensated" participants and "executives," the Bank chose to match 50% of the participants contributions up to 7% for 2001 and 2000. Forfeitures of matching contributions are used to reduce the Bank's matching contributions. For the years ended December 31, 2001 and 2000 participant forfeitures totaled $23,971 and $85,302, respectively. No profit sharing contribution was made for either 2001 or 2000.

(c) Participant Accounts

Each participant's account is credited with the participant's contribution and allocation of (a) the Bank's contribution and (b) Plan earnings. Allocations other than the Bank's matching contributions are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

(d) Participants Loans

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 reduced by the highest outstanding loan balance during the preceding 12 months or 50% of their vested account balance. Loan repayments are to be made over a period not to exceed 5 years except loans for the purchase of a primary residence in which case payment may exceed 5 years. The loans are secured by the balance in the participant's account and bear interest at a rate of prime plus 1%. Participants pay a $50 origination fee for each loan advanced to them.

(e) Vesting

Participation in the Plan is voluntary. Employee contributions and the earnings as a result of each participant's contributions are 100% vested and nonforfeitable. The Bank's contributions vest to participants in accordance with a specified schedule with 100% vesting occurring after 5 years of service, on the participant's attaining age 65, or on the participant's death or total and permanent disablement.

(f) Payment of Benefits

On termination of service, a participant may elect to receive either a lump-sum amount equal to the vested balance of his or her account or annual (or more frequent) installments over a period not to exceed the life expectancy of the participant.

(2) Summary of Significant Accounting Policies

(a) Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting.

(b) Trust Fund Managed by Investment Advisory Committee

Under the terms of the Plan, the assets of the Plan are placed in trust (the Trust), and are held under the trusteeship of PFF Trust and Investment Services (PFF Trust). Assets are managed under the direction of Employee Compensation and Benefits Committee of the Bank's board of directors (the Committee). The Committee has delegated certain of its ordinary management and investment responsibilities to certain members of the Bank's Executive Committee and the Human Resources Director. Committee members are appointed for an indefinite term by the Bank's board of directors. The Committee has full discretionary authority to administer the Plan and the trust agreement.

The investments and changes therein of these trust funds have been reported by PFF Trust as having been determined through the use of fair market values based upon quotations obtained from national securities exchanges or latest bid prices. Security transactions are accounted for on a trade-date basis. Realized gains and losses on the sale of investments are computed using the average cost method. Participant loans are valued at their outstanding balance which approximates fair value.

(c) Disclosure about Fair Value of Financial Instruments

Substantially all of the Plan's financial instruments are carried at fair value or amounts approximating fair value.

(d) Use of Estimates

Certain estimates and assumptions have been made relating to the reporting of Plan assets and liabilities to prepare the financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(e) Administrative Expenses

All administrative expenses of the Plan were paid directly by the Bank in 2001 and 2000 except for participant loans origination fees.

(3) Investments

The following table presents the cost and fair values of those investments at December 31, with those that represent 5% or more of the Plan's net assets separately identified.

	2001
Identity of party and description of asset	Cost	Fair value

PFF Bancorp, Inc. Stock	$1,433,554	5,073,460
Berger Small Company Growth	1,299,483	939,491
Capital Preservation Fund	4,473,174	4,473,175
Federated Stock Trust Fund	1,624,977	1,475,362
Federated Max-Cap Fund	2,469,132	2,195,212
Janus Worldwide Fund	1,103,596	861,746
Janus Balanced Fund	1,454,233	1,369,368
Others individually less than 5% of net assets	1,461,706	1,409,624

Total	$15,319,855	17,797,438

	2000
Identity of party and description of asset	Cost	Fair value

PFF Bancorp, Inc. Stock	$1,458,287	4,706,436
Berger Small Company Growth	1,196,552	924,628
Capital Preservation Fund	2,990,143	2,990,143
Federated Stock Trust Fund	1,539,946	1,364,934
Federated Max-Cap Fund	2,474,009	2,502,490
Janus Worldwide Fund	1,074,689	1,056,589
Janus Balanced Fund	1,427,746	1,439,063
Others individually less than 5% of net assets	667,977	1,175,777

Total	$12,829,349	16,160,060

Allocation of Plan Assets

Employee contributions are allocated to various funds based on the election made by each participant. Net income or loss of each fund is allocated on the basis of the proportionate asset balance of each participant as of the previous valuation date after adjustment for withdrawals, distributions, and other additions or subtractions that may be appropriate. Under the daily valuation record-keeping system, earnings are allocated on the basis of current shares held in each participant's account and the accounts are valued daily.

(4) Plan Termination

Although the Bank has not expressed any intent to terminate the Plan, it may do so at any time subject to the provisions of ERISA. In the event the Plan is terminated, all participants become 100% vested in their account balances.

(5) Federal Income Taxes

The Internal Revenue Service has determined and informed the Bank by a letter dated July 24, 1995 that the Plan is designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since then. The Bank and the Plan's tax counsel believe that the Plan as amended is designed and is currently being operated in compliance with the applicable requirements of the IRC.

(6) Related Party Transactions

The Plan had zero on deposit at December 31, 2001 and 2000, respectively, in certificates of deposit at the Bank, the employer. The Plan held 183,821 and 225,458 shares of common stock of PFF Bancorp, Inc. at December 31, 2001 and 2000, respectively. In addition, the Bank was Trustee for all assets of the Plan.

			Schedule
CAPITAL ACCUMULATION PLAN FOR
EMPLOYEES OF PFF BANK & TRUST

Schedule H, Line 4I - Schedule of Assets (Held at End of Year)

December 31, 2001

	Description of investment
	including maturity date, rate of
Identity of issue, borrower,	interest, collateral, par, or		Current
lessor or similar party	maturity value	Cost	value

*PFF Bancorp, Inc.	Common Stock 183,821 shares	$1,433,554	5,073,460
Federated Capital Preservation
Fund	Mutual Fund 447,318 units	4,473,174	4,473,175
Federated Intermediate Income
Bond Fund	Mutual Fund 24,760 units	248,193	246,111
Federated Money Market Trust	Mutual Fund 107 units	107	107
Federated Managed Growth
Fund	Mutual Fund 9,047 units	109,268	98,702
Federated Stock Trust Fund	Mutual Fund 43,470 units	1,624,977	1,475,362
Federated Max-Cap Fund	Mutual Fund 94,449 units	2,469,132	2,195,212
Berger Small Company Growth	Mutual Fund 296,370 units	1,299,483	939,491
Federated Managed Aggressive
Growth Fund	Mutual Fund 11,145 units	151,960	127,944
Federated Growth Strategies
Fund	Mutual Fund 1,344 units	35,092	34,386
Janus Worldwide Fund	Mutual Fund 19,657 units	1,103,596	861,746
Janus Balanced Fund	Mutual Fund 69,759 units	1,454,233	1,369,368
Federated Managed Income
Fund	Mutual Fund 17,072 units	178,387	173,795
Federated Managed Growth
and Income Fund	Mutual Fund 11,233 units	124,246	114,126
Federated Prime Obligation
Fund	Money Market 38,050 units	38,050	38,050
Participants loans	81 loans with interest rates ranging
	from 5.75% to 10.50%	576,403	573,403

	Total	$15,319,855	17,797,438

* Denotes a party in interest.

See accompanying independent auditors' report.

REQUIRED INFORMATION

  Financial Statements.

  Financial statements and schedule prepared in accordance with the financial reporting requirements of the Employee Retirement Income Security Act of 1974, together with independent auditors' report thereon.

  Exhibits:

Consent of Independent Auditors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the Plan) have duly caused this annual report to be signed on its behalf by the undersigned, hereunto duly authorized.

PFF Bank & Trust, Capital Accumulation Plan for Employees of PFF Bank & Trust

Dated: June 21, 2002	By:	/s/ Gregory C. Talbott
Gregory C. Talbott Executive Vice President, Chief Financial Officer and Treasurer